Exhibit 99.1

Contact: ComEd Media Relations (312) 394-3500	FOR IMMEDIATE RELEASE

ComEd Proposes Innovative Plan to

Modernize the Illinois Electric System and Assist Low-Income Households

CHICAGO (August 31, 2010) – ComEd plans to propose an innovative approach to modernize the Illinois electricity system, stimulate economic development and create jobs.

In a proposal expected to be filed later today with the Illinois Commerce Commission (ICC), ComEd will propose a pilot program that would allow for accelerated modernization of the distribution system, increased assistance to low-income households, and the purchase of state-of-the-art electric vehicles to service the electric system.

The proposal is a companion to the delivery service rate case ComEd filed on June 30, but is proposed under a separate section of the Public Utility Act that contemplates an alternative regulatory structure for investments that will benefit customers but are not immediately required for distribution system performance.

Rather than employing the traditional rate setting process in which the utility seeks recovery of costs already incurred, the pilot process would bring utilities, stakeholders, and the Commission together to develop, review, and approve ongoing investment programs before those investments are made. ComEd would then be able to recover costs of these investments as they occur and operate under a targeted incentive mechanism that rewards extraordinary performance and penalizes failings. All costs would be subject to review two years after implementation and would include performance metrics to allow customers to share in any costs savings or efficiencies.

“The electric industry is at a crossroads and the opportunity for system enhancement and customer empowerment is enormous,” said. Frank M. Clark, ComEd chairman and CEO. “This proposal sets up a structure that allows Illinois to move forward with a number of key long-term investments in a way that rewards efficiency, is transparent, forward-thinking and collaborative.”

The initial series of proposed programs that could result from the pilot process would pave the way for significantly increased investments in grid modernization, enhanced consumer protections and greater assistance to low-income customers. Specifically, the programs currently identified for the pilot would create an additional $60 million in investments on behalf of Illinois consumers, including:

•	$45 million to accelerate proactive maintenance and reconstruction of manholes and mainline cable in Chicago and surrounding areas to improve reliability and create up to 50 full-time jobs.

•	$5 million investment for a pilot of utility electric vehicles and charging stations.

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$10 million in continued assistance for low-income consumers, including those who are not eligible for the Low Income Home Energy Assistance Program (“LIHEAP”) or the Percentage of Income Payment Plan (“PIPP”), which will start in 2011, when existing assistance programs expire.

“What we have proposed today creates a framework that gives the ICC a tool to fund projects that it believes are in the best interest of customers and in a way that assures that customers will benefit,” said Anne Pramaggiore, president and COO, ComEd. “We believe this pilot proposal can provide a level of collaboration, long-range planning and customer protections that will assist all stakeholders as we work to build the 21st century power system.”

The pilot also would provide the funding framework for future implementation of ICC-approved Smart Grid technology investments that will be proposed in 2011, after completion of ongoing evaluations regarding the merits of Smart Grid deployment. If approved, the ICC, stakeholders and ComEd will work collaboratively to determine the state’s Smart Grid goals and objectives. Smart Grid has the long-term potential to improve reliability, improve energy efficiency and demand response, and lower customers’ energy costs.

If approved, the new pilot would go into effect on May 31 after a nine-month ICC proceeding and would last two years.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across northern Illinois, or 70 percent of the state’s population.